QWEST CORPORATE CONTACT:   QWEST INVESTOR CONTACT:  QWEST MEDIA CONTACT:
-----------------------    ----------------------   -------------------
Qwest                      Qwest Communications     Alexander Communications
Communications             Lee Wolfe                Erin McKelvey
Diane Reberger             (800) 567-7296           (303) 615-5070 x108
(303) 291-1708             LWOLFE@QWEST.NET         emckelve@alexander-pro.com
DREBERGER@QWEST.NET        HTTP://WWW.QWEST.NET     HTTP://WWW.ALEXANDER-PR.COM
-------------------        --------------------     ---------------------------
HTTP//WWW.QWEST.NET
-------------------


PHOENIX NETWORK INVESTOR CONTACT:
--------------------------------
Phoenix Network
Monica Williamson
(800) 448-0804
HTTP://WWW.PHOENIXNET.COM



            QWEST ANNOUNCES COMPLETION OF PHOENIX NETWORK ACQUISITION

DENVER--(BUSINESS WIRE)--MARCH 31, 1998--Qwest Communications International Inc. today announced the consummation of the definitive merger agreement, dated Dec. 31, 1997, to acquire Phoenix Network, Inc. of Golden Colorado.

Phoenix Network, the non-facilities-based reseller of long distance services, has approximately 40,000 business customers, and annual revenue of nearly $75 million.

As of the close of the acquisition, approximately 785,175 shares of Qwest common stock having a deemed value of approximately $27,222,017 (based upon an adjusted average price of $34.67 per share) were exchanged for the outstanding shares of Phoenix Network. Additional cash consideration of up to $4 million is being withheld pending the outcome of litigation to which Phoenix Network or its affiliates may have certain potential liability, and as to which final and nonappealable resolution has not been attained.

The transaction was approved by a majority vote of Phoenix Network stockholders at their Annual Meeting of Stockholders held March 30, 1998, the effective date of the transaction.

Each  outstanding  share of Phoenix  Network  common stock will be exchanged for
0.0218 shares of Qwest common stock and cash in lieu of fractional shares in accordance with the terms of the definitive merger agreement. As soon as practicable following the close of the transaction, Chase Mellon Shareholder Services, the appointed exchange agent, will issue letters of transmittal to each Phoenix Network stockholder, detailing procedures of the exchange. The outstanding shares of Phoenix Network common stock on the effective date were 36,053,884 shares (on a fully diluted basis).


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

THE QWEST MACRO CAPACITY NETWORK

Qwest's planned domestic 16,250 mile network will serve over 125 cities, which represent approximately 80 percent of the data and voice traffic originating in the United States, upon its scheduled completion in the second quarter of 1999. Currently, 3,750 miles are activated from Los Angeles to Cleveland; and from Dallas to Houston. Qwest is also extending its network 1,400 miles into Mexico with completion slated for late third quarter 1998.

The Qwest Macro Capacity Fiber network is designed with a highly reliable and secure bi-directional, line switching OC-192 SONET ring architecture. Upon completion, the network will offer a self-healing system that provides the ultimate security and reliability by allowing instantaneous rerouting in the event of a fiber cut.

ABOUT QWEST

Qwest Communications International Inc. (NASDAQ:QWST) is a multimedia communications company building a high-capacity, fiber optic network for the 21st century. With its cutting-edge technology, Qwest will deliver high-quality data, video and voice connectivity securely and reliably to businesses, customers and other communications service providers. Further information is available at WWW.QWEST.NET.

                                      # # #

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports on Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule, failure to consummate the proposed merger with LCI International, Inc. timely or at all, volatility of stock price, financial risk management and future growth subject to risks.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.


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